Exhibit (a)(1)(A)

MOSYS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

A NUMBER OF REPLACEMENT STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 12:00 P.M., PACIFIC DAYLIGHT TIME, ON AUGUST 23, 2016 UNLESS WE EXTEND THE OFFER.

The Date of this Offer is July 26, 2016

MOSYS, INC. (“MoSys,” the “Company,” “we,” “us,” or “our”) is offering eligible employees the opportunity to exchange their outstanding eligible stock options for replacement stock options (the “Replacement Options”) in an amount and subject to certain vesting terms (the “Offer”) as described in this Offer. We will grant the Replacement Options under our 2010 Equity Incentive Plan, as amended (the “2010 Plan”).

You are an “Eligible Employee” if you provide services to us in the United States as an employee at the beginning and through to the end of the exchange period including the date of the new option grant, and are not otherwise excluded. Unless extended, this Offer will expire at 12:00 P.M., Pacific Daylight Time, on August 23, 2016.

Options eligible for exchange in this Offer (the “Eligible Options”) are outstanding stock options, vested or unvested, granted prior to July 1, 2015 to non-executive employees, and prior to July 1, 2013 to executive officers (excluding our CEO).  Eligible Options will include stock options granted under the 2010 Plan and stock options originally granted outside the 2010 Plan as new employee inducement grants.

In this Offer, we use the term “option” to mean a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. You may elect to exchange as few or as many of your Eligible Options as you wish. However, if you choose to tender an Eligible Option, you must tender the entire outstanding, unexercised portion of that option. We will not accept partial tenders of options.

The MoSys Board of Directors (the “Board”) has established an exchange ratio (the “Exchange Ratio”) for the number of shares of common stock under Eligible Options that an Eligible Employee must surrender to obtain Replacement Options.  The Exchange Ratio will require Eligible Employees to exchange more than one Eligible Option share for each Replacement Option share.  For executive officers, the Exchange Ratio is 1.75:1, and for all other Eligible Employees the Exchange Ratio is 1.25:1.

If you are an Eligible Employee, you will receive a paper election form, where you can review a list of options that you currently hold which have a grant date prior to July 1, 2015 for non-executive employees, and July 1, 2013 for executive officers, and the number of shares under Replacement Options you will receive if each Eligible Option is exchanged. We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

The tendered stock options will be cancelled upon expiration of this Offer, and promptly thereafter we will grant the Replacement Options. All Replacement Options will be entirely unvested on the grant date, even if exchanged for partially or fully vested Eligible Options. Eligible Options with time-based vesting schedules will be exchanged for Replacement Options vesting monthly over 36 months, subject to continued service with MoSys.

Until your Replacement Option has vested, such Replacement Option remains subject to restrictions on transfer and to forfeiture if your service terminates. If and when the Replacement Option vests and upon the exercise of the Replacement Option, the underlying shares of common stock will be released to you free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, our securities trading policies and any other laws, rules or regulations.  You will not be required to pay anything to receive Replacement Options (other than surrendering your Eligible Options) in connection with this Offer.

All Replacement Options will have a per-share exercise price equal to the closing price of our common stock on the Global Select tier of the NASDAQ Stock Market (“Nasdaq GS”), on the grant date of the Replacement Options. Each Replacement Option will be subject to the terms of the 2010 Plan and a stock option agreement between you and us.  All Replacement Options will be subject to a ten-year exercise period, subject to earlier termination of your employment with us.

Participation in this Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive Replacement Options pursuant to the Offer, and your Eligible Options will remain outstanding according to their existing terms and conditions.

If you want to exchange your Eligible Options, you must submit your paper election form to participate no later than 12:00 P.M. Pacific Daylight Time on August 23, 2016 (or such later time and date as may apply if the Offer is extended). You may hand deliver your completed paper election form to Human Resources or email a copy to kmyburgh@mosys.com or mail the form to MoSys, Inc., 3301 Olcott Street, Santa Clara, CA 95054, Attn: Human Resources.

You will receive a copy of the option exchange documents via email, and you may also obtain a copy of any option exchange document by visiting the Stock Option Exchange Website at http://intranet.mosys.com/corp/stock-option-exchange-program.  If you are unable to access your email or the website in a timely fashion, you may request a copy of any option exchange documents by emailing kmyburgh@mosys.com or calling (408) 418-7660.

To inform yourself about our Offer, you should:

•                  Read this whole document and all related attachments, including the 2010 Plan and the form of stock option agreement;

•                  Review the list of your Eligible Options outlined on your election form;

•                  Consider the questions and answers in the attached Summary Term Sheet; and

•                  Contact Human Resources if you have questions about our Offer, or if you have difficulty accessing or submitting forms or documents.

We are making this Offer upon the terms and conditions described in the Summary Term Sheet, offer to exchange memorandum and appendices in this document (collectively, the “Offer to Exchange”), as well as the related Terms of Election. Execution of the Offer is not conditioned on any minimum number of options being exchanged, but is subject to conditions that we describe in Section 7 of Part III of this Offer to Exchange document.

Shares of our common stock are quoted on Nasdaq GS under the symbol “MOSY.” On July 21, 2016, the closing price of one share of our common stock on Nasdaq GS was $0.51. We recommend that you get current market prices for our common shares before deciding whether to exchange your Eligible Options.

IMPORTANT

THIS OFFER TO EXCHANGE DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MOSYS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. MOSYS HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MOSYS.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OF MOSYS OR ONE OF OUR SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

MOSYS RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2010 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2010 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE MOSYS TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2010 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

IMPORTANT NOTICE

Although our Board has approved this Offer, we and our Board do not make any recommendation to you as to whether you should tender your Eligible Options for exchange. Also, we have not authorized any person to make any recommendation on our behalf as to whether you should accept this Offer.

You must make your own decision as to whether to exchange your Eligible Options. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 17 of Part III of this document, any official question and answer session organized by us, or any other authorized communications from us made generally available to Eligible Employees, as no other representations or information have been authorized by us. We recommend that you consult with your own advisors, including your tax advisor, before making any decisions regarding the Offer.

The Replacement Options we are offering may end up being worth less than your existing Eligible Options. In evaluating this Offer, you should keep in mind that the future performance of our business and our stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the SEC. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, each of which has been filed with the SEC and is available free of charge on the Internet at www.sec.gov.

The statements in this Offer to Exchange document concerning the Eligible Options, the 2010 Plan and the Replacement Options are summaries of the material terms but are not complete descriptions of the Eligible Options, the 2010 Plan, or the Replacement Options. The 2010 Plan and the form of Replacement Option agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this document is also an exhibit). See Section 17 of Part III of this document for additional information regarding the Schedule TO.

Our Offer is not being made to, and we will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which our making the Offer or accepting any tendered options is illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this Offer to option holders in such jurisdiction.

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I.  SUMMARY TERM SHEET

The following are answers to some questions about our Offer. The answers are summaries and do not describe all of the details of the Offer. You should read this entire Offer to Exchange document as well as all materials available on the Website at http://intranet.mosys.com/corp/stock-option-exchange-program (including the Terms of Election, our 2010 Plan, and the form of stock option agreement), because they contain the full details of our Offer and the terms of the Replacement Options, and these details could be important to you.  You will receive a paper election form, and you must indicate which Eligible Options you wish to exchange by submitting the paper election form in accordance with the instructions provided. You will also receive the option exchange documents via email, or you may access them on the website. If you are unable to access the website in a timely fashion, you may request a copy of any option exchange document by emailing kmyburgh@mosys.com or calling (408) 418-7660.  For many of the questions, we have included a reference to the section or sections contained in Part III of this document where you can find a more complete discussion.

This summary is presented in question-and-answer format, organized as follows:

HOW THE OPTION EXCHANGE WORKS

1.              What is the Offer?

2.              Am I eligible to participate?

3.              Are individuals outside the United States eligible to participate?

4.              What happens if my service terminates before tendered options are canceled or the date of grant of the Replacement Option?

5.              Which options may I exchange?

6.              If I participate, what will happen to my current options?

7.              If I participate, can I exchange part of an Eligible Option?

8.              May I tender unvested options?

9.              May I tender an option that I have already exercised in full?

10.       What is a stock option?

11.       Why can’t I just be granted additional options?

12.       Do I have to pay any money to receive a Replacement Option?

13.       If I participate, how many Replacement Options will I receive?

14.       What will the exercise price be for my Replacement Options?

15.       When will my Replacement Option(s) vest and be exercisable?

16.       When and how will I receive my Replacement Option(s)?

17.       What is the source of the common stock that is underlying the Replacement Options?

18.       What happens if my service terminates before my Replacement Option(s) fully vests?

19.       Will my Replacement Option(s) ever expire?

20.       Are there any Offer terms unique to MoSys’s management?

21.       Are there risks that I should consider in deciding whether to exchange my options?

22.       What happens if MoSys’s stock price increases during the Offer?

23.       Why should I consider participating in the Offer?

24.       Are there conditions to the Offer?

BACKGROUND AND PURPOSE OF THE OFFER

25.       Why is MoSys making this Offer?

26.       Will there be additional equity grants in the future?

27.       Is it likely that an option exchange offer similar to this one will be made in the future?

28.       Does our Board have a recommendation about this Offer?

29.       Is there any information regarding MoSys that I should be aware of?

30.       What are the accounting consequences to MoSys of making this Offer?

DURATION OF THE OFFER

31.       How long will this Offer remain open?

HOW TO ELECT TO PARTICIPATE

32.       What do I need to do to participate in this Offer?

33.       Do I need to take any action if I do not want to exchange my options?

34.       If I submit an election to exchange my options, can I change my mind?

35.       Will MoSys accept all options tendered for exchange?

36.       What happens to my options if I do not accept this Offer or if my options are not accepted for exchange?

37.       What if I am out of the office on leave of absence during the Offer period?

U.S. FEDERAL INCOME TAX CONSIDERATIONS

38.       What are the U.S. federal income tax consequences if I participate in this Offer?

CHANGE OF CONTROL

39.       What happens if I tender my Eligible Options and MoSys is later subject to a change-in-control, such as a merger?

HOW TO GET MORE INFORMATION

40.       Whom may I contact if I have questions about this Offer?

References in this document to “MoSys,” the “Company,” “we,” “us” and “our” mean MoSys, Inc., and references to the time “the Offer expires” mean 12:00 P.M., Pacific Daylight Time, on August 23, 2016, or, if we extend the Offer period, any later date that we specify. References to the “Offer to Exchange” mean this document, which includes the Term Sheet. References to the “Offer” mean the option exchange program described in the Offer to Exchange and the opportunity to participate in that program. References to dollars (“$”) are to U.S. dollars.

HOW THE OPTION EXCHANGE WORKS

1.              What is the Offer?

Beginning on July 26, 2016, and ending at 12:00 P.M., Pacific Daylight Time, on August 23, 2016, each eligible employee (described in Question 2 below) may decide to exchange Eligible Options (described in Question 5 below) for replacement options (the “Replacement Options”), at no cost to the individual (described in Question 12 below). Replacement Options will have an exercise price equal to the closing price of our common stock on the grant date. The number of options in a Replacement Option an eligible employee will receive in exchange for an Eligible Option grant will be determined by the exchange ratio (described in Question 13). Replacement Options granted upon the exchange will be unvested and will be subject to a new vesting schedule (described in Question 15).

Participation in this Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Offer, you will not receive Replacement Options pursuant to this Offer, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

2.              Am I eligible to participate?

Only eligible employees (“Eligible Employees”) may participate in this Offer. You are eligible to participate in the Offer if you:

•                  hold Eligible Options on July 26, 2016;

•                  provide services to MoSys in the United States as an employee during the period of July 26, 2016 through August 23, 2016; and

•                  continue to be employed by MoSys (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted.

If you resign or are dismissed at any time before the date on which the tendered options are canceled, you are not eligible to participate in the Offer. (See Section 1 of Part III.)

3.              Are individuals outside the United States eligible to participate?

Individuals employed by us or our subsidiaries outside of the United States are not eligible to participate.

4.              What happens if my service terminates before tendered options are canceled or the date of grant of the Replacement Options?

If you tender options for exchange under this Offer but before the tendered options are canceled, your service (as an employee) with us terminates for any reason, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise any vested options during a limited period of time following your termination of service.

The 2010 Plan under which Replacement Options are to be granted requires that individuals receiving a grant must be an employee on the date such grant is made. If you have tendered options for exchange under this Offer and your service with us terminates for any reason after the tendered options are canceled, but before the grant date of the

Replacement Option, you will lose all rights to receive any Replacement Options and your surrendered options will not be returned to you.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires or the tendered options are cancelled, for any reason, with or without cause.

5.              Which options may I exchange?

Only Eligible Options may be exchanged under this Offer. Eligible Options are generally those option grants under the 2010 Plan made prior to July 1, 2013 for executive officers and July 1, 2015 for all other Eligible Employees. To determine which option grants are eligible for exchange, you should review your paper election form, which lists all Eligible Options. You may indicate which Eligible Options you wish to exchange by indicating in the affirmative on the paper election form and returning it to Human Resources.

6.              If I participate, what will happen to my current options?

Eligible Options that you elect to exchange under this Offer will be canceled upon your acceptance of this Offer and prior to the grant of Replacement Options, which will occur promptly following the expiration of this Offer.  You will no longer have those options available for exercise. If you do not tender all your Eligible Options for exchange, the Eligible Options that you do not tender will not be canceled, and such Eligible Options will remain outstanding and subject to their existing exercise prices and their existing terms. (See Section 6 and Section 12 of Part III.)

7.              If I participate, can I exchange part of an Eligible Option?

No. If you elect to exchange an Eligible Option, you must exchange the entire Eligible Option in full. However, you will be able to elect to exchange as few or as many of your Eligible Options as you wish. If you attempt to exchange some but not all of an outstanding Eligible Option, we will reject your tender of that particular Eligible Option. Such rejection will not affect any other Eligible Options that are properly tendered. (See Section 2 of Part III.)

8.              May I tender unvested options?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. However, if you choose to tender a particular outstanding Eligible Option grant, you must tender the entire Eligible Option grant, both the vested and unvested portions.

9.              May I tender an option that I have already exercised in full?

No. The Offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this Offer. If you have exercised an Eligible Option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

10.       What is a stock option?

A stock option is the right, but not the obligation, to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent fluctuations, at any given time after the option is granted, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. All your Eligible Options currently are “out-of-the-money.”

11.       Why can’t I just be granted additional options?

We do not believe that we have sufficient shares to grant to motivate and retain our employees, given that all outstanding options are underwater. We believe an option exchange is the most effective means of addressing the underwater options. In addition to the exchange, we expect to grant annual refresh awards after the expiration of the Offer.

12.       Do I have to pay any money to receive a Replacement Option?

No. You will not be required to pay any money to us to receive a Replacement Option. However, you will be responsible for paying any applicable taxes in connection with the Replacement Option, although we believe the option exchange is nontaxable. (See Question 38 below and Section 14 of Part III.)

13.       If I participate, how many Replacement Options will I receive?

The actual number of Replacement Options that we are offering in exchange for each Eligible Option grant is determined by an Exchange Ratio, based on the Eligible Employees position at MoSys. Most Eligible Employees will receive one Replacement Option share for each one and one quarter Eligible Option shares tendered. However, executive officers must exchange a larger number of Eligible Options for a smaller number of Replacement Options. The Exchange Ratios are as follows:

Eligible Employee’s Position at MoSys	Exchange Ratio (No. of Eligible Options: No. of Replacement Options)
Non-executive	1.25:1
Executive	1.75:1

We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each Eligible Option on a grant-by-grant basis.

14.       What will the exercise price be for my Replacement Options?

The exercise price for all Replacement Options will be equal to the closing sales price of a share of our common stock as quoted on Nasdaq GS on the Replacement Options’ grant date. For information about the Replacement Options’ grant date see Question 16.

15.       When will my Replacement Option(s) vest and be exercisable?

The Replacement Options will be entirely unvested and will be subject to a new vesting schedule that will differ from the vesting schedule of the underlying Eligible Options.

All Replacement Options will vest on a ratable monthly basis for 36 months subject to your continued employment by MoSys through each relevant vesting date.  Except as otherwise provided in your stock option agreement, if your service with us terminates before all of your Replacement Option has vested, you will generally forfeit any Replacement Options that remain unvested at that time.

For exceptions to the foregoing, please see Question 21 and Question 40.

16.       When and how will I receive my Replacement Option(s)?

We intend to grant the Replacement Options shortly after we cancel the corresponding Eligible Options elected for exchange. If we cancel options elected for exchange on August 23, 2016 (which is the expected expiration date of this Offer), the grant date of the Replacement Options will be the same day or shortly thereafter. If this Offer is extended beyond August 23, 2016, then the Replacement Options will be granted on or shortly following the expiration date of the extended Offer. (See Section 15 of Part III.)

We expect to deliver agreements for the Replacement Options to recipients as soon as practicable following the grant date.

17.       What is the source of the common stock that is underlying the Replacement Options?

The Replacement Options will be issued under the 2010 Plan, and will be drawn from our pool of common stock currently authorized for issuance under the 2010 Plan.

18.       What happens if my service terminates before my Replacement Option(s) fully vests?

Except as otherwise provided in your stock option agreement, you will generally forfeit any shares subject to the Replacement Option that are not vested on the day you stop providing services (as employee) to us for any reason. Any shares of common stock that you purchase upon vesting and exercise of your Replacement Option while you are our employee or are a member of the Board are yours to keep even after you leave the Company. Your stock option agreement generally provides that you have a limited period of time after your final day of service with us to exercise your remaining outstanding stock options to the extent that they are vested. If you do not exercise them within that limited time period, you will forfeit all unexercised options and will not receive any compensation for such forfeited options.

19.       Will my Replacement Option(s) ever expire?

The Replacement Options will expire on the ten-year anniversary of the date they are granted, or earlier, if your service with us terminates.

20.       Are there any Offer terms unique to our management?

Yes. The Offer terms are more restrictive for our executive officers. Specifically, Eligible Options are restricted to outstanding stock options, vested or unvested, granted prior to July 1, 2013 for non-executive employees as compared with July 1, 2015 for all other employees. In addition, the Exchange Ratio for the number of shares of common stock under Eligible Options that an Eligible Employee must surrender to obtain Replacement Options is 1.75:1 for executive officers, and for all other Eligible Employees the Exchange Ratio is 1.25:1.  In addition, our chief executive officer is not eligible to participate in the Offer.

We have put in place an Executive Change-in-Control and Severance Policy (as described under Section 11 of Part III, “Interests of Directors and Officers, Transactions and Arrangements Concerning the Options”), under which the vesting of options held by executive officers upon a Change-in-Control will be accelerated in full if the executive officer’s employment is terminated without cause or due to disability or resignation for good reason (as defined in such policy) in connection with the Change-in-Control or within 24 months after it.

21.       Are there risks that I should consider in deciding whether to exchange my options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion of certain of these risks in Part II of this document (“Certain Risks of Participating in the Offer”) and the risks described under the heading entitled “Risk Factors” in our reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016.

22.       What happens if our stock price increases during the Offer?

If our stock price increases during the Offer, you may want to exercise some of your options or even decide that you do not want to participate in the Offer. If you want to exercise any of your options that may be eligible for exchange and still participate in the Offer, you can do so by exercising them before you make an election to participate. Once you have submitted an election to participate, you cannot exercise Eligible Options you have elected to exchange unless you first withdraw your previous election. If you withdraw and then exercise some of your Eligible Options and want to exchange the rest, you can do so by again following the procedures in Section 4 of Part III.

23.       Why should I consider participating in the Offer?

If you participate in the Offer, you will surrender Eligible Options (potentially including some vested options) for a lower amount of unvested Replacement Options with a longer vesting schedule, as described in the answer to Question 15 and Section 9 of Part III.

The Eligible Options that you hold, however, might never be in-the-money (see Question 10) and, therefore, may never have any actual value to you, whereas the exercise price for the Replacement Options will be the closing sales price of a share of our common stock as quoted on Nasdaq GS on the Replacement Option grant date. As of July 21, 2016, the closing price of one share of our common stock on Nasdaq GS was $0.51, which is less than the exercise price of your Eligible Options. Note, however, that if the market price of our common stock increases substantially before the Replacement Option grant date, the Replacement Options that you receive in exchange for your existing Eligible Options may have a higher exercise price than some or all of your existing Eligible Options.

In evaluating this Offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you read our Form 10-K for the fiscal year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which have been filed with the SEC and are available at https://www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).  Upon request, we will furnish you with copies of these reports and other documents.

24.       Are there conditions to the Offer?

The Offer is subject to a number of other conditions that are described in Section 7 of Part III. The Offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the Offer. Your participation in the Offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

25.       Why is MoSys making this Offer?

This Offer is intended to encourage retention and build engagement among our employees. The Offer is designed to benefit our employees by providing them a renewed stake in our future success. The Offer is designed to benefit our stockholders as we believe it will improve retention and engagement of our talented workforce, contributing to long-term stockholder value.

As many of the Eligible Options have been out-of-the-money for some time, they have not been exercised by their holders and have added to an increase in the overhang of options outstanding in relation to the aggregate number of shares of our common stock outstanding. In addition, as a result of a general decline in our stock price in recent years, a considerable number of our outstanding options have exercise prices substantially higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended, primarily employee incentive and retention. (See Section 3 of Part III.)

26.       Will there be additional equity grants in the future?

Our Board and its Compensation Committee periodically evaluate our compensation programs. At this time, our Board believes that equity compensation forms an important component of our compensation programs and they fully intend to periodically evaluate future equity awards for our officers and employees, including those that are Eligible Employees. Historically, we have granted annual equity awards to employees in connection with our annual performance review process, and we expect to continue to do this.

27.       Is it likely that an option exchange offer similar to this one will be made in the future?

While our Board and its Compensation Committee evaluate our compensation programs periodically, they have no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your Eligible Options in accordance with the terms of this Offer (including deadlines stated in this Offer to Exchange document), you will not have another similar opportunity.

28.       Does our Board have a recommendation about this Offer?

Our Board is not making a recommendation about this Offer. Although the Board has approved this Offer, it recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation.

29.       Is there any information regarding MoSys that I should be aware of?

Yes. Your decision of whether to accept or reject this Offer should take into account the factors described in this Offer to Exchange document, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Form 10-K for the fiscal year ended December 31, 2015. In addition, before making your decision to tender your Eligible Options, you should carefully review the information about us discussed in Part II (“Certain Risks of Participating in the Offer”) and in Section 10 of Part III of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

30.       What are the accounting consequences to MoSys of making this Offer?

The Offer will be accounted for under FASB ASC Topic 718. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. Any difference between the fair value of the new Replacement Options over the fair value of the exchanged options at the time of the exchange will result in additional compensation expense. We expect to recognize incremental compensation expense for accounting purposes for the Replacement Options. We currently recognize and will continue to recognize compensation expense relating to the Eligible Options over their vesting period, even though they are underwater and do not fully provide the intended incentive and retention benefits to optionees.

Any incremental compensation expense related to the Replacement Options will be recognized ratably over the vesting period of the Replacement Options. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation expense for the forfeited stock options will not be recognized. (See Section 12 of Part III.)

DURATION OF THE OFFER

31.       How long will this Offer remain open?

This Offer begins on July 26, 2016, and is scheduled to expire at 12:00 P.M., Pacific Daylight Time on August 23, 2016.

HOW TO ELECT TO PARTICIPATE

32.       What do I need to do to participate in the Offer?

To properly elect to exchange your Eligible Options, you must notify MoSys of your election before 12:00 P.M., Pacific Daylight Time, on the expiration date, which is currently August 23, 2016 by returning your paper election form to Human Resources.

33.       Do I need to take any action if I do not want to exchange my options?

No. You do not have to make an election or return any documents to us if you do not wish to exchange your Eligible Options in this Offer. If you take no action, you will not participate in the option exchange. This Offer is completely voluntary, and there are no penalties for electing not to participate in the Offer.

34.       If I submit an election to exchange my options, can I change my mind?

Yes. If you decide to participate in the Offer and then decide to withdraw the election you submitted, you may do so at any time before the Offer expires. You may withdraw your election by submitting a paper withdrawal request found on the Website at http://intranet.mosys.com/corp/stock-option-exchange-program.  If you are unable to access the website in a timely fashion, you may request a withdrawal form by contacting kmyburgh@mosys.com or (408) 418-7660, and then submit the withdrawal form in accordance with the instructions provided.  Your withdrawal request must be received by 12:00 P.M., Pacific Daylight Time on August 23, 2016, before the Offer expires.

If you later decide to participate in the Offer, you must submit a new election request.

35.       Will MoSys accept all options tendered for exchange?

We intend to accept all Eligible Options that are properly tendered for exchange unless the Offer is terminated. If we terminate the Offer without accepting options for exchange, we will communicate this to you by August 23, 2016 at 12:00 P.M., Pacific Daylight Time, which is the first business day after the Offer expires. The communication may be made orally, by written or electronic notice, or by public announcement. (See Sections 6 and 15 of Part III.)

36.       What happens to my options if I do not accept this Offer or if my options are not accepted for exchange?

Nothing. If you do not elect to participate in the Offer, or if we do not accept options that are tendered for exchange after the offer expires, you will keep all your current options, and you will not receive any Replacement Options. The Offer will not result in any changes to the terms of your current options. (See Section 4 of Part III.)

37.       What if I am out of the office on leave of absence during the Offer period?

It is your responsibility to contact MoSys to obtain access to your paper election form, the option exchange documents and the http://intranet.mosys.com/corp/stock-option-exchange-program website or any other needed materials, if you will be out of the office for an extended time during the Offer period.  If you are out of the office and do not receive your paper election form or the option exchange documents and are unable to access the Website in a timely fashion, you may contact kmyburgh@mosys.com or (408) 418-7660 to obtain your paper election form and copies of the Offer documents. You must indicate which Eligible Options you wish to exchange by submitting the paper election form in accordance with the instructions provided.  If you do not timely submit an election, you will not participate in the option exchange. Contact Human Resources if you have any questions or requests.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

38.       What are the U.S. federal income tax consequences if I participate in the Offer?

If you participate in the Offer and are subject to federal income tax in the United States (due to your citizenship or residence in the U.S.), you generally will not be required under current U.S. law to recognize income for U.S.

federal income tax purposes at the time your exchanged options are cancelled or when the Replacement Options are granted. We believe the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the Replacement Options. However, you may have taxable income when you exercise your Replacement Options or when you sell your shares received upon exercise of your Replacement Options. If you are a current or former employee upon the exercise of your Replacement Options, we will have a tax withholding obligation which we will require that you satisfy before shares of our common stock are delivered or transferred to you. See Section 14 of Part III of this document for more information about the tax consequences that may result in connection with the transaction.

CHANGE-IN-CONTROL

39.       What happens if I tender my Eligible Options and MoSys is later subject to a change-in-control, such as a merger?

If we are acquired by another company before the Offer expires, you may withdraw your tendered options and have all of the rights under your options. Further, if we are acquired prior to the Offer expiration date, we reserve the right to withdraw the Offer, in which case your options will remain outstanding subject to their terms.

In the event of a change-in-control of our company, the Replacement Options will be subject to the applicable terms of the 2010 Plan. As determined by the administrator of the 2010 Plan pursuant to the terms thereof, this may include (but is not limited to) assumption or substitution of the options by the acquirer, accelerated vesting of options, cancellation of all options for no consideration, or exchange of options for certain consideration. The administrator of the 2010 Plan need not provide for like treatment of all outstanding options (including any outstanding Replacement Options).

HOW TO GET MORE INFORMATION

40.       Whom may I contact if I have questions about the Offer?

For additional information or assistance, you should contact Human Resources. However, please be aware that no employee, director, affiliate, or agent of ours is authorized to advise you in your decision regarding whether to participate in the Offer. You should consult your personal advisors if you have questions about your individual financial or tax situation.

Forward-Looking Statements

Our reports filed with the SEC referred to above contain forward-looking statements. Any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, which may be provided by us are forward-looking statements. The words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative effect of terms like these or other similar expressions are also used to identify forward-looking statements. These forward-looking statements are only predictions. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties discussed in our reports that we file with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2016, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

II.  CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of potential risks, including those described below. You should carefully consider the risks identified in this section and the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The risks below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we deem immaterial may also materially adversely affect our business, financial condition or results of operation. Eligible individuals should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. We strongly recommend that you read the rest of this Offer to Exchange.

ECONOMIC RISKS

If, after the cancellation of your Eligible Options but prior to the grant date of your Replacement Options, you cease being an employee for any reason, including your death, you will have no rights to your Eligible Options and you will not receive any Replacement Options.

Once your Eligible Options are cancelled, they are no longer exercisable and you lose all rights to them. If your Eligible Options are cancelled and thereafter your service is terminated for any reason, including your death, you will not be entitled to the Replacement Options or other consideration in exchange for your cancelled Eligible Options, and you will not be able to reclaim your Eligible Options. However, if your service ends prior to the expiration date of the Offer, your tendered Eligible Options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions.

If our common stock price increases after the date your tendered options are canceled, including if we are acquired by or merge with another company, your canceled options might have been worth more than the Replacement Options that you receive in exchange for them.

We cannot predict the market price of our common stock. It is possible over time that Eligible Options you tender for exchange would have had a greater value or lesser value than the Replacement Options you receive under this Offer.

We may engage in transactions in the future with business partners or other companies, including a sale of our company, which could significantly change our structure, ownership, organization or management or the make-up of our Board, and which could significantly affect the price of our shares.

If you do not have an employee relationship with us for any reason on the date your Replacement Options would otherwise vest, including as the result of a reduction-in-force, you will generally forfeit any then unvested Replacement Options.

This means that if you quit for any reason, die, or we terminate your service, with or without cause or notice, before the date your Replacement Option would vest, you will generally forfeit the unvested Replacement Options and will not receive anything for the options you tendered and we canceled. This Offer is not a guarantee of employment or service for any period. Your employment or service relationship with us (or a successor entity, as applicable) may be terminated at any time by either you or us, or successor entity, with or without cause or notice, subject to any employment or service agreement you may have with us (or a successor entity, as applicable).

Replacement Options you receive will be unvested and may have less favorable vesting terms than those of the related Eligible Options you are surrendering.

All Replacement Options will be unvested on grant and may be subject to an extended vesting schedule as compared with the Eligible Options for which they are exchanged under the Offer. If your employment or service terminates for any reason prior to vesting of your Replacement Options, you will forfeit the then-unvested portion of your Replacement Options.

You should carefully consider the relative benefit to you of any vested or soon-to-vest Eligible Options, compared to the benefit of a Replacement Option with a potentially lower exercise price but longer vesting period. If the market price of our common stock increases in the future to a value above the exercise price of any Eligible Options you surrender pursuant to the Offer, you may conclude it would have been preferable to have retained those Eligible Options with their higher exercise price and greater amount of accrued vesting, rather than have surrendered them for Replacement Options.

We will not grant Replacement Options to you if we are prohibited by applicable laws, rules, regulations, or policies.

Even if we accept your tendered Eligible Options, we will not grant Replacement Options to you if we are prohibited by applicable laws, rules, regulations, or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or Nasdaq listing requirements, or if you move to a jurisdiction in which we are prohibited or prevented from granting Replacement Options.

The estimated fair value of the Replacement Options that you receive in the Offer may be less than the estimated fair value of the Eligible Options that you surrendered in the Offer.

The applicable Exchange Ratio will result in Eligible Employees receiving fewer Replacement Option shares than Eligible Option shares tendered. Accordingly, as of the grant date of the Replacement Options, the estimated fair value of a Replacement Option may be greater or less than the estimated fair value of the Eligible Option it replaces. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a Replacement Option will be rounded to the nearest whole number of shares after application of the Exchange Ratios.

Our stockholders recently authorized us to effect a reverse stock split if our Board deems it appropriate in an effort to regain compliance with NASDAQ listing requirements. If our common stock trades below $1.00 per share following the reverse stock split, our stock could be delisted from NASDAQ, which action could adversely affect the market liquidity of our common stock and harm our business.

On March 7, 2016, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq providing notification that, for the previous 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq GS pursuant to Nasdaq Listing Rule 5450(a)(1). The notification has no immediate effect on the listing or trading of our common stock, which will continue to trade on the Nasdaq GS under the symbol “MOSY.” The deficiency letter further stated that we will have 180 days, or until September 6, 2016, to regain compliance with the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we can regain compliance if, at any time during the 180-day period, the closing bid price of our common stock is at least $1.00 for a minimum of 10 consecutive business days. If, by September 6, 2016, we cannot demonstrate compliance with Nasdaq Listing Rule 5450(a)(1), we may be eligible for additional time. To qualify for additional time, we would be required to transfer to the Nasdaq Capital Market (“Nasdaq CM”) and meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq CM, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, as necessary. If an application for transfer is approved, we would have an additional 180 calendar days to comply in order for our common stock to remain listed on the Nasdaq CM. If we are not eligible for the second compliance period, however, then the Staff will provide notice that our securities will be subject to delisting. At such time, we may appeal the delisting determination to a Nasdaq Listing Qualifications Panel (“Panel”). We would remain listed pending the Panel’s decision. There can be no assurance that, if we do appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful. In the event the Panel determines not to continue our listing, and our common stock is delisted from Nasdaq, our common stock will cease to be traded on any tier of the Nasdaq Stock Market and will instead be traded on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

At our 2016 Annual Meeting our stockholders approved the authorization for our Board to effect the combination of outstanding shares of our common stock into a smaller number of shares at a ratio of not less than one-for-five shares (1:5) and not greater than one-for-ten shares (1:10), with the exact ratio to be set as a whole number at or within this range as determined by the Board (the “Reverse Stock Split”). However, there are risks associated with reverse stock splits, including: negative perceptions of investors; that the stock price may not remain above $1 and may decline lower than pre-reverse split levels; that the resulting stock price may not attract institutional investors or investment funds; and costs associated with implementing a reverse stock split.

On July 14, 2016 we received a deficiency letter from the Staff regarding our failure to comply with Nasdaq’s audit committee composition requirements under Rule 5605(c) as a result of the decision of one of the former directors serving on that committee not to stand for re-election at the 2016 annual meeting.  We have until the 2017 annual meeting to add a third independent director to the audit committee.

There can be no guarantee that we will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5550(a)(2) or Rule 5605(c). If we are again subject to delisting for any reason, including the failure to maintain the minimum closing bid price, such action would adversely affect the market price and liquidity of the trading market for our common stock and our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by our investors, suppliers, and employees.

BUSINESS-RELATED RISKS

For a description of risks related to our business, please see the discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are incorporated by reference in this Offer.  A copy of our annual report can be obtained from https://www.sec.gov.  If you are unable to access the Website in a timely fashion, you may request a paper copy of this annual report by contacting priv_ir@mosys.com or (408) 418-7500.

III.  THE OFFER

Section 1.                  Eligibility.

Individuals are “Eligible Employees” if they:

•                  hold Eligible Options on July 26, 2016;

•                  provide services to MoSys in the United States as an employee during the period of July 26, 2016 through August 23, 2016; and

•                  continue to be employed by MoSys in the United States (even if on an approved leave of absence) through to the date on which the tendered options are canceled and Replacement Options are granted.

You will not be eligible to tender Eligible Options if you are not an Eligible Employee on the expiration date of the Offer. You will not be eligible to receive Replacement Options if you are not an Eligible Employee on the grant date of the Replacement Options. Individuals who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence on the Offer expiration date and/or Replacement Options grant date are eligible to participate in the Offer if otherwise qualified as an Eligible Employee.  However, any individual who resigns or is dismissed at any time before the tendered Eligible Options are canceled and the date the Replacement Options granted is not eligible to participate in the Offer.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires, for any reason, with or without cause.

Section 2.                  Eligible Options; Number of Replacement Options; Exercise Price; Expiration Date.

We are offering Eligible Employees the opportunity to exchange their outstanding stock options to purchase our common stock, $0.01 par value per share, that were granted prior to July 1, 2015 to non-executive employees and July 1, 2013 for executive officers other than the CEO.  We refer in this Offer to Exchange to those option grants made under our 2010 Equity Incentive Plan (the “2010 Plan”) that were granted prior to July 1, 2015 for non-executive employees and July 1, 2013 for executive officers as “Eligible Options”, except as otherwise described in Section 11. Our Offer is subject to the terms and conditions described in this Offer to Exchange and the related Terms of Election.

Replacement stock options granted pursuant to this Offer are unvested stock options to purchase our common stock (the “Replacement Options”) that will be issued on the date the awards are granted to Eligible Employees participating in the Offer and will be subject to a vesting schedule. Until the Replacement Options have vested, they remain subject to restrictions on transfer and to forfeiture if the participant’s service terminates.

The exercise price of all Replacement Options will be equal to the closing price of our common stock on the Nasdaq GS on the grant date of the Replacement Options. The participant will not be required to pay anything to receive Replacement Options in connection with this Offer. The Replacement Options will be granted under, and will be subject to the terms and conditions of, our 2010 Plan and a stock option agreement

As of June 30, 2016, options to purchase approximately 6,658,918 shares of our common stock were outstanding under our 2010 Plan and inducement grants, excluding any shares reserved for issuance under our Employee Stock Purchase Plan. Of these, options held by non-executive Eligible Employees to purchase approximately 3,243,809 shares of our common stock were granted prior to July 1, 2015 and options held by executive officer Eligible Employees to purchase approximately 1,381,150 shares of our common stock were granted prior to July 1, 2013, and are thus potentially eligible to participate in this Offer. Assuming all such options are properly tendered for exchange under this Offer, we will issue Replacement Options representing the right to receive approximately 3,384,273 shares of our common stock.

You may elect to exchange as few or as many of your Eligible Options pursuant to the Offer as you choose. However, if you choose to tender an Eligible Option grant, you must tender for exchange the entire outstanding, unexercised number of shares under that grant. For purposes of this Offer, the term “grant” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share. In other words, you will not be permitted to exchange a portion of any outstanding, unexercised grant. For example, if an Eligible Employee has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $4.00 and (b) an option to purchase 1,000 shares of common stock with an exercise price of $2.00, that individual may choose to exchange both, either or neither of the two options. In this example, the individual may not choose to exchange less than the entire option for 1,000 shares under either grant but may choose to exchange only one option grant for the entire 1,000 shares while not tendering the other option grant for 1,000 shares. We will not accept partial tenders of option grants. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an Eligible Option grant, we will reject your tender of that option grant in its entirety.

The number of Replacement Options to be granted in exchange for each Eligible Option grant surrendered in this Offer depends on the applicable Exchange Ratio from among the following two, based on your position with MoSys—1.75:1 for eligible executive officers and 1.25:1 for all other Eligible Employees. This means that for each 10 shares subject to an Eligible Option that we cancel, we will grant either 6 or 8 shares, respectively, in the Replacement Option. We will not grant any Replacement Options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

You will receive a paper election form, which will identify each of the option grants you currently hold granted prior to July 1, 2013 (executives) or July 1, 2015 (all other Eligible Employees) and therefore is an Eligible Option grant. For each Eligible Option grant, your election form will identify the applicable Exchange Ratio and describe the vesting schedule and number of shares covered by the corresponding Replacement Option that you will receive if that Eligible Option is exchanged. By following the instructions on the form, you will be able to elect which Eligible Option grants (if any) you wish to tender in the exchange.

This Offer will expire on the expiration date. The term “expiration date” means 12:00 P.M., Pacific Daylight Time, August 23, 2016, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “expiration date” will mean the latest time and date at which the Offer expires. See Section 15 of Part III for a description of our rights to extend, delay, terminate, and amend the Offer.

Section 3.                  Purpose of the Offer.

We have granted options under our equity compensation plans to provide our employees with an opportunity to acquire or increase a proprietary interest in our company, thereby creating a stronger incentive to contribute to our growth and success and encouraging our employees to continue their service with us. However, in light of the significant volatility in the market price of our common stock over the last several years, a number of our option holders are holding options that have exercise prices higher than the current and recent trading prices of our common stock. We believe that these out-of-the-money options are not achieving the purposes for which they were intended. By making this Offer, we expect to be able to provide better performance incentives to our continuing employees and to more closely align their interests with those of our stockholders in maximizing stockholder value.

In considering how best to continue to motivate, retain and reward our employees who have option awards that are underwater, our Compensation Committee, with the assistance of an independent compensation consulting firm, evaluated several alternatives, including increasing cash compensation and granting additional equity awards. In order to replace the intended benefits of equity incentives that have an exercise price significantly higher than our current trading price, in addition to incurring costs associated with equity incentives already granted, we would need to substantially increase cash compensation. The payment of additional cash compensation would increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these cash compensation increases would not reduce our overhang. If we were to make additional grants of options without requiring employees to exchange existing Eligible Options, we would substantially increase our equity award overhang, potential dilution of our stockholders and our compensation expense. As a result, we determined that the most attractive alternative was a program under which employees could exchange Eligible Options for a Replacement Option with new, extended vesting schedules (and, fewer underlying shares for purchase).

We also seek to align compensation costs with the intended retention and motivation value of our equity awards. The underwater stock options all have exercise prices that were equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding and unvested, even if they are never exercised. We believe that it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by employees. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value, we more efficiently use our resources.

We are making this Offer to reduce the overhang of outstanding stock options, which is the number of options outstanding as a percentage of the total number of common shares outstanding, and to incentivize and retain our talented employees. Under this Offer, participants will receive a lesser number of shares underlying their Replacement Options than the number of shares subject to options that are canceled in the exchange. Therefore, the number of shares of our common stock subject to all outstanding stock options will be reduced, thereby reducing our option overhang. In addition, if we were unable to conduct the Exchange Program, we may have found it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would have further increased our overhang.

Although the Board has approved this Offer, they recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. We and our Board are not making any recommendation to you as to whether you should elect to exchange your options. The Replacement Options we are offering may end up being worth less than your existing Eligible Options. You must make your own decision whether to exchange your options.

Section 4.                  Procedures for Tendering Options.

Proper Tender of Options

To properly elect to exchange your Eligible Options, you must notify us of your election before 12:00 P.M., Pacific Daylight Time, on the expiration date, which is currently August 23, 2016. To do so, you must complete, sign and return your paper Election Form to Human Resources.

If you have any questions about the Offer or the documents on the Website, please contact Human Resources.

Your election will be effective upon receipt. In all cases, you should allow sufficient time to ensure that we receive your election in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defect.

We will determine all questions as to the number of shares subject to Eligible Options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. We may reject any submitted elections or any options tendered for exchange to the extent that we determine the elections are not properly completed or to the extent that we determine it is unlawful to accept the options for exchange. No Eligible Options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by us. We will not be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Our Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting your paper election form in accordance with the procedures described above, you will have accepted the terms and conditions of our Offer. If we accept the Eligible Options that you properly tender for exchange, there will be a binding agreement between us and you on the terms and subject to the conditions of this Offer to Exchange, the related Terms of Election and your election to participate. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your Eligible Options and we accept such options for exchange, then, effective as of the time of expiration of the Offer, the Eligible Options you tendered for exchange will be canceled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to accept a stock option agreement governing the terms of your Replacement Option. If you do not elect to exchange your Eligible Options or you properly withdraw a previously submitted election before the Offer closes, you will not participate in the Offer with respect to such options and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this Offer or request assistance by contacting Human Resources at 408-418-7660.

Section 5.                  Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the procedures outlined in this Section 5.

You may withdraw your election with respect to some or all of your tendered options from the Offer at any time before 12:00 P.M., Pacific Daylight Time, on August 23, 2016. If we extend the Offer beyond that time, you may withdraw some or all of your tendered options at any time until the extended expiration date. We expect to accept and cancel all properly tendered Eligible Options promptly following the expiration of the Offer. The Replacement Options will be granted shortly after properly tendered Eligible Options are accepted and canceled. In addition, you may withdraw your tendered Eligible Options, if we have not accepted your tendered Eligible Options for exchange, within 40 business days after the commencement of the Offer.

If your service with us in the United States terminates prior to the cancellation of options tendered pursuant to this Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of service, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

If you previously elected to exchange Eligible Options for Replacement Options by submitting an election and you would like to withdraw your election to exchange some or all of your Eligible Option grants, you must notify us of your withdrawal. Any Eligible Options you do not withdraw will remain subject to your prior election.  You can find a withdrawal form on the Stock Exchange Program website at http://intranet.mosys.com/corp/stock-option-exchange-program.  If you are unable to access the Website in a timely fashion, you may request a withdrawal form by contacting kmyburgh@mosys.com or (408) 418-7660. You must submit this withdrawal request according to the instructions provided on the form so that we receive it before the Offer expires.

Your withdrawal request will be effective upon our receipt. In all cases, you should allow sufficient time to ensure that we receive your withdrawal request in time. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your withdrawal request.

If you later decide to make a new election to tender Eligible Options in this Offer, you must submit a new election by following the instructions in Section 4. The final change to your elections that you submit to us prior to the expiration of the Offer will be binding, and you will not be permitted to make any further withdrawals or elections after the Offer expires.

You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options by submitting a new properly completed and submitted election form in accordance with Section 4 before the Offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in your personal report of Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal and election submissions. Our determination of these matters will be final and binding, subject to any order or decision by a court or arbitrator of competent jurisdiction.

To be timely, your election to withdraw previously tendered options from this Offer must be RECEIVED by us before the Offer expires.

You should allow sufficient time to ensure that we receive your withdrawal in time. We intend to confirm our receipt of your submitted withdrawal within three business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your withdrawal.

Section 6.                  Acceptance of Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn before the expiration of the Offer. All options accepted by us pursuant to this Offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. We expect to grant Replacement Options on the next business day following the expiration date of the Offer. You will receive new stock option agreement(s) governing the terms of the Replacement Options granted to you, which we will distribute promptly following the expiration date of the Offer. If the expiration date of the Offer is extended, then the cancellation date and Replacement Option grant date will be similarly extended.

We will not accept partial tender of an Eligible Option grant. However, you may tender the remaining portions of Eligible Option grants that you have partially exercised.

All Replacement Options will be granted under our 2010 Plan and will be subject to the terms and conditions of a stock option agreement between you and us. As promptly as practicable after the grant date, we will deliver to you a stock option agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in).

If you are not an Eligible Employee on the Offer expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and our Offer will not affect the terms of your existing options.

If, prior to the cancellation of options tendered for exchange and the grant of Replacement Options, we were to effect or enter into an agreement for a merger or other similar transaction in which we were acquired by another company, if there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

Section 7.                  Conditions of the Offer.

Subject to the rules of the SEC and notwithstanding any other provision of the Offer, we will not be required to accept for exchange any options and may terminate or amend the Offer or postpone the acceptance of any options, if at any time on or after commencement of the Offer and before the expiration date of the Offer any of the following events has occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

•                  there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of stock options in exchange for options; or that, in our reasonable judgment, would materially and adversely affect the business, condition

(financial or other), income or operations;

•                  there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or branch offices, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•                  make the acceptance for exchange of, or the issuance of stock options for, some or all of the options illegal or otherwise restrict or prohibit consummation of the Offer;

•                  delay or restrict our ability, or render us unable, to accept for exchange, or issue Replacement Options for, some or all of the tendered Eligible Options;

•                  materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us described in Section 3 above; or

•                  materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

•                  there has occurred:

•                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. (whether or not mandatory);

•                  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer;

•                  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the U.S.;

•                  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•                  any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;

•                  a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed, or we shall have learned that:

•                  any person, entity or “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)) shall have acquired or proposed to acquire beneficial ownership of more than 15% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 15% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer);

•                  any person, entity or group has filed a Notification and Report Form under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

The conditions to the Offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons, subject to any order or decision by a court or arbitrator of competent jurisdiction.

Section 8.                  Price Range of Our Common Stock.

Our common stock is traded on Nasdaq under the symbol “MOSY.” The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as listed on the Nasdaq GS.

	High	Low
Fiscal Year 2013
First Fiscal Quarter	$4.85	$3.36
Second Fiscal Quarter	$4.80	$3.98
Third Fiscal Quarter	$4.36	$3.50
Fourth Fiscal Quarter	$5.64	$4.01

	High	Low
Fiscal Year 2014
First Fiscal Quarter	$5.90	$4.39
Second Fiscal Quarter	$4.68	$2.86
Third Fiscal Quarter	$3.42	$2.33
Fourth Fiscal Quarter	$2.77	$1.53

	High	Low
Fiscal Year 2015
First Fiscal Quarter	$2.37	$1.68
Second Fiscal Quarter	$2.37	$1.83
Third Fiscal Quarter	$2.03	$1.38
Fourth Fiscal Quarter	$1.62	$1.08

	High	Low
Fiscal Year 2016
First Fiscal Quarter	$1.25	$0.55
Second Fiscal Quarter	$0.70	$0.30

On July 21, 2016, the closing price per share of our common stock as reported by Nasdaq GS was $0.51. Our stock price has been, and in the future may be, volatile. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain the current market price of our common stock before deciding whether to elect to exchange your options.

Section 9.                  Source and Amount of Consideration; Terms of the Replacement Options.

Consideration.

We will grant Replacement Options, subject to applicable laws and regulations, in exchange for Eligible Options properly tendered for exchange by you and accepted by us for exchange. The Replacement Options issued pursuant to this Offer will be issued under the 2010 Plan and will provide the right to purchase a certain number of whole shares of common stock, the number of covered shares to be determined based upon the applicable Exchange Ratio and the number of shares subject to Eligible Options tendered pursuant to this Offer by the Eligible Employee. Each Eligible Employee will receive a paper election form which will identify the options held by that individual that are eligible for exchange.

We will not grant any replacement options to purchase fractional shares. Instead, if the Exchange Ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of June 30, 2016, options to purchase approximately 6,658,918 shares of our common stock were outstanding under our 2010 Plan and inducement grants, excluding any shares reserved for issuance under our Employee Stock Purchase Plan. Of these, options held by non-executive Eligible Employees to purchase approximately 3,243,809 shares of our common stock were granted prior to July 1, 2015 and options held by executive officer Eligible Employees to purchase approximately 1,381,150 shares of our common stock were granted prior to July 1, 2013, and are thus potentially eligible to participate in this Offer. Assuming all such options are properly tendered for exchange under this Offer, we will issue Replacement Options representing the right to receive approximately 3,384,273 shares of our common stock.

Terms of the Replacement Options

For each Replacement Option granted in the Offer, we and the participant will enter into a stock option agreement. As promptly as practicable after the grant date, we will send you a completed stock option agreement. The terms and conditions of the Replacement Options will vary from the terms and conditions of the options tendered for exchange. You must sign and return the stock option agreement. The following description of the Replacement Options to be granted under the 2010 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2010 Plan and the Replacement Options to be granted in this Offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2010 Plan and the applicable form of stock option agreement evidencing the Replacement Options. These documents have been included as exhibits to our Tender Offer Statement on Schedule TO filed with the SEC (to which this Offer to Exchange is also an exhibit).

Eligibility Under the 2010 Plan. Individuals are eligible to participate in the 2010 Plan if they are an employee, director, or consultant of MoSys.

Awards. The 2010 Plan permits the granting of stock options that are Incentive Stock Options (“ISOs” with the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (“Code”) and nonqualified stock options (“NQOs”), which are stock options that do not qualify as ISOs. Currently, we do not have any outstanding ISOs.  Thus, all Eligible Options are NQOs and tendered options will be exchanged for Replacement Options that are NQOs.

Administration. The 2010 Plan is administered by our Board or a committee appointed by the Board. Subject to the 2010 Plan’s terms, the administrator has full authority in its discretion to take any action with respect to the 2010 Plan, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted. Currently, the 2010 Plan is administered by the Compensation Committee of the Board.

Exercise Price. The 2010 Plan provides that the exercise price for all NQOs will not be less than 100% of the fair market value of our common stock as of the date of grant. The Replacement Options will have an exercise price equal to the closing price reported on NASDAQ on the grant date of the Replacement Options.

Vesting. The administrator determines at what time or times each Replacement Option will vest. All Replacement Options will be entirely unvested on the date of grant and may be subject to a different vesting schedule than the underlying Eligible Options for which they are exchanged. Replacement Options will be subject to a 36-month vesting schedule.  Vesting of all Replacement Options will occur ratably on a monthly basis, subject to your continued service through each relevant vesting date. If you cease your service relationship with us at any time prior to the vesting of your Replacement Options, all unvested Replacement Options at the time of termination of service will be forfeited.

Term of Replacement Option. The Replacement Options will expire on the tenth anniversary of the grant date of the Replacement Options, subject to earlier expiration upon a termination of your service with us. Generally, you may exercise vested Replacement Options during a limited period of time following your termination of service in accordance with the terms of the 2010 Plan and applicable option award agreement.

Transfer Restrictions. Unless otherwise determined by the administrator, your Replacement Options may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

Voting and Dividend Rights. If you are granted Replacement Options, you will neither have the right to vote nor to receive any dividends we may pay with respect to our common stock until such Replacement Options have been exercised.

Adjustments upon Certain Events. In the event of a recapitalization, stock split or similar capital transaction, the number of shares that have been authorized for issuance under the 2010 Plan and the number of shares of our common stock as well as the price per share of our common stock covering each outstanding option will be proportionately adjusted in order to preserve the benefits of outstanding awards under the 2010 Plan.  In the event of a change-in-control of our company, the Replacement Options will be subject to the applicable terms of the 2010 Plan. As determined by the administrator of the 2010 Plan pursuant to the terms thereof, this may include (but is not limited to) assumption or substitution of the options by the acquirer, accelerated vesting of options, cancellation of all options for no consideration, or exchange of options for certain consideration. Further, the administrator of the 2010 Plan need not provide for like treatment of all outstanding options (including any Replacement Options).

Amendment of the 2010 Plan. Our Board may amend the 2010 Plan at any time and any award granted under it; provided, however, that (1) our stockholders must approve such amendment when required by applicable law, rule of regulation or Nasdaq listing rule; and (2) amendment or termination of the 2010 Plan and any award granted under the 2010 Plan shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Tax Consequences. Eligible individuals should refer to Section 14 of this Offer for a discussion of some of the tax consequences of accepting or rejecting this Offer to tender Eligible Options for cancellation under this Offer. You should consult with your own tax advisor to determine the specific tax and social insurance contributions consequences of this Offer to you.

Registration of Underlying Shares. All shares of our common stock underlying the Replacement Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of ours, you generally will be able to sell shares received upon exercise of your Replacement Options free of any transfer restrictions under applicable U.S. securities laws.

Section 10.           Information Concerning MoSys, Inc.

Overview

We are a fabless semiconductor company focused on the development and sale of integrated circuits, or ICs, for the high-speed networking, communications, storage and computing markets. Our solutions deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. We have developed two IC product lines under the Bandwidth Engine and LineSpeed product names. Bandwidth Engine ICs combine our proprietary 1T-SRAM high-density embedded memory, integrated macro functions and high-speed serial interface, or I/O, with our intelligent access technology and a highly efficient interface protocol. As the bandwidth requirements and amount of packet processing increase in high-speed networking systems, critical memory access bottlenecks can occur. Our Bandwidth Engine IC, with its combination of serial I/O, high-speed memory, offload functions and efficient, intelligent access, drastically increases memory accesses per second, removing these bottlenecks. The LineSpeed IC product line is comprised of non-memory, high-speed SerDes I/O devices with gearbox and retimer functionality, which convert lanes of data received on line cards or by optical modules into different configurations and/or ensure signal integrity. These ICs are designed for next-generation Ethernet and optical transport network applications. We are currently supporting existing design win customers and actively pursuing additional design wins for the use of our ICs in networking and communication equipment. We have established initial pricing of our IC products ordered to date, but longer-term volume prices will be subject to negotiations with our customers and may vary substantially from these initial prices.

Historically, our primary business was the design, development, marketing, sale and support of differentiated intellectual property, or IP, including embedded memory and high-speed parallel and serial I/O used in advanced systems-on-chips, or SoCs. Currently, we are focused on developing differentiated IP-rich IC products and are dedicating all our research and development, marketing and sales budget to these IC products. While royalty and other revenue generated from our existing IP agreements represented 45% of our total revenue in 2015, we expect royalty and other revenue to decline in 2016.

Recent Financing Transactions

Convertible Note Financing:  On March 14, 2016, we entered into a 10% Senior Secured Convertible Note Purchase Agreement with Ingalls & Snyder LLC (“Ingalls”) with respect to $8,000,000 principal amount of 10% Senior Secured Convertible Notes due August 15, 2018 (the “Notes”), at par, in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended. The conversion price of the Notes is $0.90 per share and is subject to adjustment upon certain events, as set forth in the Purchase Agreement. Pursuant to a security agreement between us and Ingalls, the Notes are secured by a security interest in all of our assets.

The Notes bear interest at the annual rate of 10%. Accrued interest is payable semi-annually in cash or in kind through the issuance of identical new Notes, or with a combination of the two, at our option.  The Notes are noncallable and nonredeemable. The Notes are redeemable at the election of the holders of the Notes if we experience a fundamental change (as defined in the Notes), which generally would occur in the event (i) any person acquires beneficial ownership of shares of our common stock entitling such person to exercise at least 40% of the total voting power of all of the shares of our capital stock entitled to vote generally in elections of directors, (ii) an acquisition of us by another person through a merger or consolidation, or the sale, transfer or lease of all or substantially all of our assets, or (iii) our current directors cease to constitute a majority of the Board within a 12-month period, disregarding for this purpose any director who voluntarily resigns as a director or dies while serving as a director. The redemption price is 120% of the principal amount of the Note to be repurchased plus accrued and unpaid interest as of the redemption date.

Public Offering.  On March 4, 2015, we sold 14,375,000 shares of common stock at $1.60 per share in an underwritten equity offering made under our shelf registration statement and raised approximately $21.3 million, net of transaction expenses. Two of our executive officers between them purchased a total of 406,250 shares at the public offering price.

Other Transactions

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no specific plans or proposals that relate to or would result in:

•                  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                  any material change in our present dividend rate or policy, our indebtedness or capitalization;

•                  any change in our Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any vacancies on the board or to change any material term of the employment contract of any executive officer;

•                  any other material change in our corporate structure or business;

•                  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•                  the acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We cannot assure you that we will not plan, propose, or engage in negotiations with respect to the above matters during or after the expiration of this Offer.

Certain Financial Information

We have presented below selected consolidated financial data. In addition, we encourage you to review the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, both of which are incorporated herein by reference. Please see Section 17 (“Additional Information”) of this Offer for instructions on how you can obtain copies of our SEC filings.

	Three Months Ended March 31, 2016 (unaudited)	Year Ended December 31, 2015	Year Ended December 31, 2014
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$1,451	$4,390	$5,380
Gross profit	$588	$1,916	$3,062
Net loss	$(6,865)	$(31,483)	$(32,682)
Basic and diluted net loss per share	$(0.10)	$(0.50)	$(0.66)

	March 31, 2016 (unaudited)	December 31, 2015	December 31, 2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$20,885	$20,238	$25,794
Working capital	$21,471	$19,661	$22,649
Total assets	$49,501	$48,692	$52,626
Total liabilities	$10,707	$3,851	$3,086
Total stockholders’ equity	$38,794	$44,841	$49,540

Ratio of Earnings to Fixed Charges and Book Value Per Share

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) from operations before provision for income taxes.  Fixed charges consist of interest and debt expense, including amortization of debt-related expenses.

Our earnings are inadequate to cover fixed charges.  The following table sets forth the dollar amount of the coverage deficiency (in thousands):

	Three Months Ended March 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Loss before income taxes	$(6,845)	$(31,397)	$(32,575)
Fixed charges	33	—	—
Earnings (losses)	$(6,812)	$(31,397)	$(32,575)

Deficiency of Earnings Available to Cover Fixed Charges	$(6,845)	$(31,397)	$(32,575)

Ratio of earnings to fixed charges	—	—	—

Our book value per share as of March 31, 2016 was $0.59. Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares.

For information regarding the accounting consequences of our Offer, see Section 12.

Section 11.           Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

All of our officers (including named executive officers other than the CEO) are eligible to participate in this Offer. A list of our directors and executive officers is attached to this Offer as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our common stock by those directors and executive officers who were beneficial owners of our common stock, please see below.

On April 26, 2016, our Compensation Committee adopted our Executive Change-in-Control and Severance Policy (the “Policy”). The benefits provided by the Policy are intended to encourage the continued dedication of our executive officers and to mitigate potential disincentives to the consideration of a transaction that would result in a change in control, particularly where the services of our named executive officers may not be required by a potential acquirer. The Policy provides for benefits for our named executive officers in the event of a “Change-in-Control,” which is generally defined as:

•                  an acquisition of 45% or more of our common stock or voting securities by any “person” as defined under the Exchange Act; or

•                  consummation of a complete liquidation or dissolution or a merger, consolidation, reorganization or sale of all or substantially all of our assets (collectively, a “Business Combination”) other than a Business Combination in which (A) our stockholders receive 50% or more of the stock of the corporation resulting from the Business Combination and (B) at least a majority of the board of directors of such resulting corporation were our incumbent directors immediately prior to the consummation of the Business Combination, and (C) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of ours) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity.

Under the Policy, the following compensation and benefits are to be provided to our chief executive officer upon the occurrence of a Change-in-Control, and in the case of our other named executive officers, upon a Change-in-Control combined with a termination of the named executive officer’s employment without cause, or due to disability or resignation for good reason (as defined in the Policy) in connection with the Change-in-Control or within 24 months after it:

•                  lump sum payment equal to 12 months of his then base salary;

•                  any annual or discretionary bonus earned but not yet paid to him for any calendar year prior to the year in which his termination occurs;

•                  any compensation under any deferred compensation plan of ours or deferred compensation agreement with us then in effect;

•                  any other compensation or benefits, including without limitation any benefits under long-term incentive compensation plans, any benefits under equity grants and awards and employee benefits under plans that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms of each grant, award or plan;

•                  reimbursement of any business expenses incurred by him through the date of termination but not yet paid;

•                  reimbursement of the cost of continuation of medical benefits for a period of 12 months;

•                  acceleration of vesting of then-outstanding stock options and RSUs which are subject solely to time-based vesting; and stock options, stock appreciation rights or similar awards will remain outstanding and exercisable until the earlier of 12 months following the date of termination of employment and the expiration of the award’s initial term.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of June 30, 2016, for:

•                  each person or entity known to us to beneficially own more than 5% of our common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as held by them. Information related to holders of more than 5% of our common stock was obtained from the stockholder or filings with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying the outstanding warrants, restricted stock units, and stock options held by such person that are exercisable within 60 calendar days of June 30, 2016, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 65,986,561 shares of common stock outstanding as of June 30, 2016.

Unless otherwise stated, the business address of each of our directors and named executive officers listed in the table is 3301 Olcott Street, Santa Clara, California 95054.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
5% Stockholders:
Ingalls & Snyder LLC 1325 Avenue of the Americas New York, NY 10019(2)	15,123,336	22.9%
AWM Investment Company 527 Madison Avenue New York, NY 10022(3)	5,822,957	8.8%

Directors and Named Executive Officers:

Leonard Perham	2,259,963	3.4%
Tommy Eng	120,000	*
Chi-Ping Hsu	120,000	*
Stephen Domenik	260,000	*
James Sullivan	339,755	*
Thomas Riordan	937,333	1.4%
John Monson	255,107	*
All current directors and executive officers as a group (8 persons)	4,292,158	6.5%

*	Amount represents less than 1% of our common stock.

(1)	Includes shares subject to outstanding options, warrants, convertible securities or other rights to acquire common stock that are exercisable within 60 days of June 30, 2016.

(2)

In a Schedule 13G/A filed with the SEC on March 22, 2016, Ingalls & Snyder LLC (“Ingalls”) reported that it had shared dispositive power over all shares, but no voting authority with respect to any such shares. According to the Schedule 13G/A, these shares include securities owned by clients of Ingalls, a registered broker dealer and a registered investment advisor, in accounts managed under investment advisory contracts. The beneficial ownership of Ingalls includes shares of common stock issuable upon conversion of $5,000,000 par amount of our 10% senior secured convertible notes due August 15, 2018, which are held by Ingalls & Snyder Value Partners, an investment partnership managed under an investment advisory contract with Ingalls, and for which Ingalls & Snyder Value Partners would have voting and dispositive power if such shares were converted. The individual at Ingalls with dispositive power or voting power with respect to the shares included in the table is Thomas O. Boucher, Managing Director.

(3)

In a Schedule 13G filed with the SEC on February 11, 2016, AWM Investment Company, Inc., an investment advisor, reported that it had sole dispositive power and voting authority with respect to all shares. The managers of AWM Investment Company, Inc. with dispositive and voting power with respect to such shares are Austin W. Marxe and David M. Greenhouse.

Section 12.           Status of Options Accepted by Us in the Offer; Accounting Consequences of the Offer.

Eligible Options under the 2010 Plan that we accept for exchange pursuant to this Offer will be cancelled as of the expiration date of the Offer and the shares of common stock subject to them will be used to issue the Replacement Options. All Eligible Options that are surrendered under the Offer will be cancelled promptly upon expiration of the Offer, and the shares underlying such Eligible Options will be added back to the 2010 Plan’s share reserve in accordance with the applicable plan provisions.

We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation—Stock Compensation” to measure and recognize compensation expense for all share-based payment awards made to employees based on estimated fair values. Under these rules, the exchange of options will be characterized as a modification of the exchanged options. We expect to recognize the incremental compensation cost, if any, of the Replacement Options granted under this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option measured as of the date granted, over the fair value of the corresponding Eligible Option(s) surrendered in exchange, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of the Replacement Option awards. If any portion of the Replacement Options is forfeited prior to vesting due to termination of employment or service, then the compensation cost for the forfeited portion of the award will not be recognized.

The additional compensation expense we ultimately recognize in connection with this Offer will depend on a number of factors, including:

•                  the fair market value of our common stock on the date of grant of the Replacement Options issued in this Offer;

•                  the level of participation by Eligible Employees in this Offer;

•                  the exercise price per share of Eligible Options cancelled in this Offer; and

•                  the number of Replacement Options that are forfeited prior to vesting.

Section 13.           Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Replacement Options is subject to the conditions described in Section 7.

Section 14.           Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS DISCLOSURE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a description of the material U.S. federal income tax consequences of the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. We have not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (which, we refer to as the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Replacement Option is granted or the restricted stock award vests.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax consequences which may apply to you.

We recommend that you consult your own tax advisor with respect to the consequences of participating in the Offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of Replacement Options.

We believe that the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and you should not recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options pursuant to the Offer.

All of the Replacement Options granted pursuant to the Offer will be NQOs and no Replacement Options will qualify as ISOs. The grant of the Replacement Options will not result in taxable income to you. You will generally recognize ordinary income upon exercise of the Replacement Options in an amount equal to the excess, if any, of the fair market value of the shares acquired upon exercise of the Replacement Options over the exercise price for those shares. Gains or losses realized by you upon disposition of the shares received upon exercise of the Replacement Options will be treated as capital gains and losses (long-term or short-term depending on whether the shares were held for the required holding period before the sale), in an amount equal to the difference between the basis and the sale price, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time you recognize ordinary income upon exercise of your Replacement Option, subject to any deduction limitation under Section 162(m) of the Code as discussed below. We also intend to comply with Section 409A of the Code by granting Replacement Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options.

Section 162(m).

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” We expect that all of our Replacement Options when granted under the 2010 Plan should qualify as performance-based compensation and should be deductible under Section 162(m).

Section 280G.

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, you may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Withholding.

We will have the right to withhold or require that you to remit to us, all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary income recognized in connection with the exercise of a nonqualifed stock option by you. We will require all Eligible Employees to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Before accepting the Offer, we recommend that you consult with your own tax advisor to determine the income and social contribution tax consequences of participating in the Offer.

Section 15.           Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to Eligible Employees or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Offer to terminate or amend the Offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the twentieth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the twentieth business day):

•                  we increase or decrease the per share exchange value of the options ( i.e., increase or decrease what we will give you in exchange for your options);

•                  we change the type of options eligible to be tendered for exchange in the Offer; or

•                  we increase the number of options eligible to be tendered for exchange in the Offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.

Section 16.           Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer, or other person for asking option holders to exchange options under this Offer.

Section 17.           Additional Information.

With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange, the Terms of Election and other materials available at http://intranet.mosys.com/corp/stock-option-exchange-program, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. If you are unable to access the Website in a timely fashion, you may request paper copies by contacting kmyburgh@mosys.com.  We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016;

•                  Our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on April 29, 2016;

•                  Our additional Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 15, 2016;

•                  Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 6, 2016;

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 ; and

•                  Our Current Reports on Form 8-K filed with the SEC on June 27, 2016 and July 20, 2016.

These filings, as well as any amendment or report filed for the purpose of updating such filings, may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090. Our filings are also available to the public on the SEC’s Internet site at https://www.sec.gov.

Our common stock is quoted on the Nasdaq GS under the symbol “MOSY.”

Upon request and without charge, we will also provide a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) to each person to whom a copy of this Offer is delivered. Such request must be submitted to Human Resources.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you.

Section 18.           Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange Certain Outstanding Stock Options for a Number of Replacement Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information that is not provided in this Offer or referenced the Schedule TO, you must not rely upon that recommendation, representation, or information as having been authorized by us.

July 26, 2016

MoSys, Inc.

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

OF

MOSYS, INC.

The directors and executive officers of MoSys, Inc., their positions and offices held as of July 26, 2016 are set forth in the following table:

Name	Positions and Offices Held
Directors:
Leonard Perham	Chief Executive Officer, President and Director
Tommy Eng	Director
Chi-Ping Hsu	Director
Stephen L. Domenik	Director

Executive Officers:
Leonard Perham*	Chief Executive Officer, President and Director
James Sullivan*	Chief Financial Officer and Vice President of Finance
Thomas Riordan*	Chief Operating Officer and Executive Vice President
John Monson*	Vice President of Marketing and Sales
Michael Miller	Vice President of Technology Innovation and System Applications

*         Each of these individuals was identified as a “named executive officer” in the Company’s proxy statement filed June 6, 2016.

The address of each director and executive officer is c/o MoSys, Inc., 3301 Olcott Street, Santa Clara, CA USA. The telephone number for each director and executive officer is (408) 418-7500.

A-1